Exhibit 99

April 2, 2014 CONTACT: Steven S. Sintros, Vice President & CFO	For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL 2014

Wilmington, MA (April 2, 2014) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal 2014 second quarter, which ended March 1, 2014. Revenues were $344.0 million, up 2.9% from $334.3 million in the year ago period. Net income of $25.6 million ($1.27 per diluted share), was down from $26.6 million ($1.33 per diluted share) reported in the year ago period. Revenue and profit comparisons were affected by a customer related specialty merchandise buyout in the year ago second quarter. Excluding the effect of this buyout, overall revenues would have increased 3.6% and fully diluted earnings per share would have been $1.27 for both quarterly periods.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We were pleased that our core laundry business continued to produce solid results despite being challenged by several external factors during the quarter. These items included a weaker Canadian exchange rate, higher energy prices and a difficult winter season.”

Revenues in the Core Laundry Operations were $313.2 million, up 3.8% from those reported in the prior year’s second quarter. Excluding the negative impact of the weaker Canadian dollar and the specialty merchandise buyout, as well as the positive effect of acquisitions, the Core Laundry Operations’ revenues grew 4.3%.

This segment’s operating income grew 2.1% compared to adjusted operating income from the second quarter of fiscal 2013 and its operating margin was 12.6% compared to an adjusted operating margin of 12.9% a year ago. Adjusted operating income and operating margin for the second quarter of fiscal 2013 exclude the impact of the customer related specialty merchandise buyout. Narrower operating margins were primarily due to higher costs related to our plant operations, energy, depreciation and bad debt expense as a percentage of revenues. In addition, the quarter was also impacted by higher legal and environmental costs compared to the prior year. These higher costs were partially offset by lower health care claims expense during the quarter.

Revenues for the Specialty Garments’ segment, which consists of nuclear decontamination and cleanroom operations, were $20.4 million, down 9.7% from $22.6 million in the second quarter of fiscal 2013. This decrease was primarily the result of fewer power reactor outage projects in the United States and Canada compared to a year ago. This segment’s income from operations for the quarter fell to $0.3 million from $1.3 million in the comparable period in fiscal 2013.

UniFirst continues to maintain a solid balance sheet and financial position. Cash provided by operating activities year to date was $109.1 million, up 17.9% compared to $92.5 million for the first half of fiscal 2013. The improved cash flows were primarily the result of higher earnings as well as the timing of income tax payments compared to the prior year. We ended the period with essentially no long term debt and cash and cash equivalent balances of $157.2 million, down from $197.5 million at the end of fiscal 2013. This decrease was due to the Company’s repayment of $100.0 million in private placement notes that came due in September 2013.

Outlook

Mr. Croatti concluded, “Despite the negative impact of the weaker Canadian dollar, we continue to believe that our full year revenues will be between $1.372 billion and $1.385 billion. We currently expect full year EPS to be between $5.60 and $5.75 per share. Our revised outlook for the remainder of the year reflects lower expectations for our Specialty Garments and First Aid segments as well as an assumption that the recent decline in the value of the Canadian dollar and higher energy prices will continue to influence our results.”

As a reminder, fiscal 2014 will be a 52 week year for the Company compared to fiscal 2013, which was a 53 week year. The negative comparison of one less week of operations will have the impact of reducing our year over year revenues by approximately 2.0% and our fourth quarter revenues by approximately 7.1%.

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,500 Team Partners who serve more than 250,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of turbulent economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2013 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

	Thirteen weeks ended		Twenty-six weeks ended
	March 1,	February 23,	March 1,	February 23,
(In thousands, except per share data)	2014 (2)	2013 (2)	2014 (2)	2013 (2)

Revenues	$343,967	$334,306	$690,671	$666,875

Operating expenses:
Cost of revenues (1)	215,560	208,421	423,697	409,972
Selling and administrative expenses (1)	69,853	65,817	135,482	130,105
Depreciation and amortization	17,830	17,179	35,128	33,950
Total operating expenses	303,243	291,417	594,307	574,027

Income from operations	40,724	42,889	96,364	92,848

Other (income) expense:
Interest expense	216	400	424	860
Interest income	(877)	(924)	(1,642)	(1,691)
Exchange rate loss	161	198	2	38
Total other (income) expense	(500)	(326)	(1,216)	(793)

Income before income taxes	41,224	43,215	97,580	93,641
Provision for income taxes	15,577	16,573	37,471	36,239

Net income	$25,647	$26,642	$60,109	$57,402

Income per share – Basic
Common Stock	$1.34	$1.40	$3.15	$3.02
Class B Common Stock	$1.08	$1.12	$2.52	$2.42

Income per share – Diluted
Common Stock	$1.27	$1.33	$2.98	$2.86

Income allocated to – Basic
Common Stock	$20,267	$20,963	$47,479	$45,155
Class B Common Stock	$5,041	$5,209	$11,836	$11,233

Income allocated to – Diluted
Common Stock	$25,326	$26,196	$59,357	$56,440

Weighted average number of shares outstanding – Basic
Common Stock	15,077	14,962	15,053	14,943
Class B Common Stock	4,687	4,647	4,690	4,647

Weighted average number of shares outstanding – Diluted
Common Stock	19,924	19,747	19,897	19,714

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	March 1, 2014 (1)	August 31, 2013
Assets
Current assets:
Cash and cash equivalents	$157,242	$197,479
Receivables, net	151,344	142,217
Inventories	69,385	74,351
Rental merchandise in service	137,031	132,630
Prepaid and deferred income taxes	—	7,099
Prepaid expenses	9,119	7,618

Total current assets	524,121	561,394

Property, plant and equipment:
Land, buildings and leasehold improvements	386,513	376,222
Machinery and equipment	494,804	474,402
Motor vehicles	158,030	153,219

	1,039,347	1,003,843
Less - accumulated depreciation	568,539	546,157
	470,808	457,686

Goodwill	302,518	302,363
Customer contracts and other intangible assets, net	44,908	49,344
Deferred income taxes	1,362	1,417
Other assets	2,270	2,658

	$1,345,987	$1,374,862

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$8,913	$111,253
Accounts payable	58,406	54,221
Accrued liabilities	91,901	86,994
Accrued and deferred income taxes	14,207	12,506

Total current liabilities	173,427	264,974

Long-term liabilities:
Long-term debt, net of current maturities	155	155
Accrued liabilities	46,989	45,037
Accrued and deferred income taxes	52,361	51,298

Total long-term liabilities	99,505	96,490

Shareholders' equity:
Common Stock	1,521	1,513
Class B Common Stock	487	487
Capital surplus	56,831	51,445
Retained earnings	1,017,186	958,508
Accumulated other comprehensive (loss) income	(2,970)	1,445

Total shareholders' equity	1,073,055	1,013,398

	$1,345,987	$1,374,862

(1) Unaudited

UniFirst Corporation and Subsidiaries

Detail of Operating Results

Revenues

	Thirteen weeks ended
	March 1,	February 23,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013 (1)	Change	Change

Core Laundry Operations	$313,181	$301,629	$11,552	3.8%
Specialty Garments	20,406	22,593	(2,187)	-9.7
First Aid	10,380	10,084	296	2.9
Consolidated total	$343,967	$334,306	$9,661	2.9%

	Twenty-six weeks ended
	March 1,	February 23,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013 (1)	Change	Change

Core Laundry Operations	$625,187	$596,189	$28,998	4.9%
Specialty Garments	44,849	50,477	(5,628)	-11.1
First Aid	20,635	20,209	426	2.1
Consolidated total	$690,671	$666,875	$23,796	3.6%

Income from Operations

	Thirteen weeks ended
	March 1,	February 23,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013 (1)	Change	Change

Core Laundry Operations	$39,443	$40,327	$(884)	-2.2%
Specialty Garments	312	1,275	(963)	-75.5
First Aid	969	1,287	(318)	-24.7
Consolidated total	$40,724	$42,889	$(2,165)	-5.0%

	Twenty-six weeks ended
	March 1,	February 23,	Dollar	Percent
(In thousands, except percentages)	2014 (1)	2013 (1)	Change	Change

Core Laundry Operations	$91,815	$84,855	$6,960	8.2%
Specialty Garments	3,071	5,979	(2,908)	-48.6
First Aid	1,478	2,014	(536)	-26.6
Consolidated total	$96,364	$92,848	$3,516	3.8%

(1) Unaudited

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

Twenty-six weeks ended (In thousands)	March 1, 2014 (1)	February 23, 2013 (1)
Cash flows from operating activities:
Net income	$60,109	$57,402
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	30,465	29,000
Amortization of intangible assets	4,663	4,950
Amortization of deferred financing costs	104	119
Share-based compensation	3,388	3,697
Accretion on environmental contingencies	358	271
Accretion on asset retirement obligations	362	331
Deferred income taxes	(190)	77
Changes in assets and liabilities, net of acquisitions:
Receivables	(9,545)	(11,194)
Inventories	5,173	1,108
Rental merchandise in service	(4,960)	8,461
Prepaid expenses	(1,504)	(2,402)
Accounts payable	4,340	(3,236)
Accrued liabilities	6,248	6,414
Prepaid and accrued income taxes	10,094	(2,480)
Net cash provided by operating activities	109,105	92,518

Cash flows from investing activities:
Acquisition of businesses	(681)	(1,550)
Capital expenditures	(44,087)	(50,756)
Other	401	(72)
Net cash used in investing activities	(44,367)	(52,378)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	4,927	7,046
Payments on loans payable and long-term debt	(107,620)	(3,006)
Proceeds from exercise of Common Stock options	2,005	2,140
Payment of cash dividends	(1,428)	(1,424)
Net cash (used in) provided by financing activities	(102,116)	4,756

Effect of exchange rate changes	(2,859)	(1,740)

Net (decrease) increase in cash and cash equivalents	(40,237)	43,156
Cash and cash equivalents at beginning of period	197,479	120,123

Cash and cash equivalents at end of period	$157,242	$163,279

(1) Unaudited